Exhibit 99.1
200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard,
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY CORPORATION CONFIRMS COMPLIANCE
WITH NASDAQ CAPITAL MARKET LISTING REQUIREMENTS

Ft. Lauderdale, FL, April 9, 2008 - SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, utility, energy, chemical, manufacturing, telecommunication and government service industries, announced today that it believes that it has regained compliance with the stockholders’ equity requirement of Nasdaq Marketplace Rule 4310(c)(3) (the “Rule”).

The Company previously received a February 19, 2008 letter from Nasdaq stating that the Company did not comply with the Rule. Since that time, however, as previously reported, the Company has issued 4,587 shares of its Series A Convertible Preferred Stock for approximately $2.52 million in cash and debt and 1,985 shares of its Series B Convertible Preferred Stock for approximately $1.75 million in debt, increasing stockholders’ equity by approximately $4.31 million.

On April 8, 2008, Nasdaq’s Listing Qualifications Department informed the Company that, based on its determination that the Company had provided a definitive plan evidencing its ability to achieve and sustain compliance with the Rule, Nasdaq was granting the Company an extension of time to regain compliance with the Rule. Nasdaq conditioned the extension on the Company filing a Form 8-K with the Securities and Exchange Commission on or before April 15, 2008, stating its belief that it had regained compliance with the Rule, which Form 8-K was filed today.

Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement. If the Company’s Form 10-Q for the period ended March 31, 2008, does not confirm its compliance with the Rule when it is filed, the Company may be subject to delisting. However, based on the transactions recently reported and the Company’s improving financial performance in its third quarter, the Company is confident that its Form 10-Q for the period ended March 31, 2008 will reflect the required stockholders’ equity.

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)
The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries. The Company provides its services and products through 26 locations in the ten states of Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers. In addition, the Company’s fleet of special duty tractor-trailer units provides heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Because these statements depend on assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. In addition, there are risks and uncertainties which could cause future events to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2007 and the in the Form 10-Q for the quarter ended December 31, 2007.